Exhibit 99.1

AÉROPOSTALE REPORTS RECORD JULY SALES RESULTS

Same Store Sales Increase 13%
Raises Second Quarter Earnings Guidance to $0.30 to $0.31 Per Share

New York, New York – August 7, 2008 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended August 2, 2008 increased 24% to $138.8 million, from $111.7 million for the four-week period ended August 4, 2007. The Company’s same store sales increased 13% for the month, compared to a same store sales decrease of 12% in the year ago period.

For the second quarter of fiscal 2008, total net sales increased 21% to $377.1 million, from $311.2 million for the second quarter of fiscal 2007. For the second quarter, same store sales increased 11%, compared to a same store sales decrease of 4% in the second quarter last year. Year to date, total net sales have increased 22% to $713.5 million, from $587.0 million in the year-ago period. Year to date same store sales increased 10%, compared to a same store sales decrease of 1% last year.

The Company noted that it was very pleased with the customer response to its back to school merchandise assortments and pre-planned promotions. The Company also remains comfortable with both the level and composition of its inventory as it heads into the remainder of the back to school selling season. Based on  better than expected sales and gross margins for the month, the Company now believes it will achieve second quarter earnings of $0.30 to $0.31 per share, versus its previously issued guidance of $0.25 to $0.26 per share.

To hear the Aéropostale prerecorded July sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 843 Aéropostale stores in 48 states and Puerto Rico, 22 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS